ITEM 24 (b) EXHIBITS

4 (b)

Form of Individual Flexible Premium

Deferred Variable Annuity Contract

Annuity Investors Life Insurance Company

A Stock Insurance Company

Home Office: Cincinnati, Ohio

Variable Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423

Individual Flexible Premium Deferred Variable Annuity Contract

TEN DAY EXAMINATION-RIGHT TO CANCEL

You may cancel this contract ("Contract") by returning it and giving us written notice of cancellation. You have until midnight of the tenth day following the date you receive this Contract. This Contract must be returned to us and the required notice must be given in person, or to the agent who sold it to you, or by mail. If by mail, the return of the Contract or the notice is effective on the date it is postmarked, with the proper address and with postage paid. If you cancel this Contract as set forth above, the Contract will be void and we will refund your Purchase Payments plus or minus any investment gains or losses under the Contract as of the end of the Valuation Period during which the returned Contract is received by the Company, or as otherwise required by law.

As you read through this Contract, please note that the words "we", "us", "our", and "Company" refer to Annuity Investors Life Insurance Company. The words "you" and "your" refer to the Owner, including any joint owner.

This is a deferred variable annuity contract. It is a legally binding agreement between you and us.

PLEASE READ YOUR CONTRACT WITH CARE.

MARK F. MUETHING	CHARLES R. SCHEPER
SECRETARY	PRESIDENT

Nonparticipating - No Dividends

Non-Tax-Qualified

BENEFIT PAYMENTS AND OTHER VALUES DESCRIBED IN THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS. NO MINIMUM CONTRACT VALUE IS GUARANTEED, EXCEPT FOR AMOUNTS IN THE FIXED ACCOUNT. THE VARIABLE PROVISIONS ARE DESCRIBED IN THE "SEPARATE ACCOUNT" SECTION OF THIS CONTRACT.

CONTRACT SPECIFICATIONS

OWNER: JOHN DOE

AGE OF OWNER AS OF CONTRACT EFFECTIVE DATE: 35

[JOINT OWNER:]

[AGE OF JOINT OWNER AS OF CONTRACT EFFECTIVE DATE:]

[ANNUITANT:]

[AGE OF ANNUITANT AS OF CONTRACT EFFECTIVE DATE:]

CONTRACT NUMBER: 000000000

CONTRACT EFFECTIVE DATE: January 01, 2002

ANNUITY COMMENCEMENT DATE: January 01, 2037

SEPARATE ACCOUNT: [Annuity Investors Variable Account C]

Following is a list of the Funds in which the currently available Subaccounts invest:

[Janus Aspen Series Aggressive Growth Portfolio - Service Shares]

[Janus Aspen Series Worldwide Growth Portfolio - Service Shares]

[Janus Aspen Series Balanced Portfolio - Service Shares]

[Janus Aspen Series Growth Portfolio - Service Shares]

[Dreyfus Variable Investment Fund-Appreciation Portfolio]

[Dreyfus Variable Investment Fund-Money Market Portfolio]

[The Dreyfus Socially Responsible Growth Fund, Inc.]

[Dreyfus Stock Index Fund]

[INVESCO VIF-Equity Income Fund]

[INVESCO VIF-Total Return Fund]

[INVESCO VIF-Health Sciences Fund]

[INVESCO VIF-Dynamics Fund]

[INVESCO VIF-Financial Services Fund]

[INVESCO VIF-Small Company Growth Fund]

[Morgan Stanley Universal Institutional Funds, Inc.-Mid Cap Value Portfolio]

[Morgan Stanley Universal Institutional Funds, Inc.-Value Portfolio]

[Morgan Stanley Universal Institutional Funds, Inc.-Fixed Income Portfolio]

[Morgan Stanley Universal Institutional Funds, Inc.-U. S. Real Estate Portfolio]

[PBHG Insurance Series Fund, Inc.-Growth II Portfolio]

[PBHG Insurance Series Fund, Inc.-Large Cap Growth Portfolio]

[PBHG Insurance Series Fund, Inc.-Technology & Communications Portfolio]

[PBHG Insurance Series Fund, Inc.-Select Value Portfolio]

[PBHG Insurance Series Fund, Inc.-Mid Cap Value Portfolio]

FIXED ACCOUNT:

Following is a list of the currently available Fixed Account options, and their associated guarantee periods (if any):

[Fixed Accumulation Account Option]

[Fixed Account Option Three-Year Guarantee Period]

[Fixed Account Option Seven-Year Guarantee Period]

The guaranteed rate of interest for the Fixed Account options is equal to an effective annual rate of three percent (3%) per year.

TRANSFER FEE: [$25] per transfer in excess of [twelve (12)] in any Contract Year.

CONTINGENT DEFERRED SALES CHARGE (CDSC): An amount deducted on each partial or full surrender of a Purchase Payment, as follows:

Number of full years elapsed between the date of receipt of a Purchase Payment and date Written Request for surrender is received	Contingent Deferred Sales Charge as a percentage of the associated Purchase Payment surrendered
0	7%
1	7%
2	7%
3	6%
4	5%
5	4%
6	2%
7+	0%

Please see the SURRENDERS section of this Contract for additional information.

FREE WITHDRAWAL PRIVILEGE: Annually, on a noncumulative basis, [15%] of Purchase Payments not already withdrawn that would otherwise still be subject to a CDSC.

Please see the SURRENDERS section of this Contract for additional information.

CONTRACT MAINTENANCE FEE: [$30] Annually; may be waived if Contract Value is greater than [$40,000] when fee is due to be deducted.

MORTALITY AND EXPENSE RISK CHARGE: A charge equal to an effective annual rate of [1.25%] of the daily Net Asset Value of the Subaccounts.

ADMINISTRATION CHARGE: A charge equal to an effective annual rate of [0.15%] of the daily Net Asset Value of the Subaccounts.

[OPTIONAL ENHANCED DEATH BENEFIT RIDER CHARGE: A charge equal to an effective annual rate of [x.xx%] of the daily Net Asset Value of the Subaccounts.]

[OPTIONAL EARNINGS PROTECTION RIDER CHARGE: A charge equal to an effective annual rate of [x.xx%] of the daily Net Asset Value of the Subaccounts.]

[OPTIONAL GUARANTEED MINIMUM INCOME BENEFIT RIDER CHARGE: A charge equal to an effective annual rate of [x.xx%] of the daily Net Asset Value of the Subaccounts.]

TERMINATION: We reserve the right to terminate this Contract at any time the Surrender Value is less than $500. We will deem the Contract surrendered and will pay you its Surrender Value.

INQUIRIES: For information, or to make a complaint, call or write:

Variable Annuity Service Center

Annuity Investors Life Insurance Company

Post Office Box 5423

Cincinnati, Ohio 45201-5423

1-800-789-6771

If you prefer, you may visit us at our website, www.commodoreva.com.

TABLE OF CONTENTS Page

DEFINITIONS *

GENERAL PROVISIONS *

Entire Contract *

Changes - Waivers *

Nonparticipating *

Misstatement *

Required Reports *

Exclusive Benefit *

State Law *

Claims of Creditors *

Company Liability *

Voting Rights *

Incontestability *

Discharge of Liability *

Transfer by the Company *

PURCHASE PAYMENTS *

Purchase Payments *

Allocation of Purchase Payments *

No Termination *

FIXED ACCOUNT *

Fixed Account *

Fixed Account Options *

Interest Credited *

Renewal *

Fixed Account Value *

SEPARATE ACCOUNT *

General Description *

Subaccounts of the Separate Account *

Valuation of Assets *

Variable Account Value *

Accumulation Unit Value *

TRANSFERS *

FEES AND CHARGES *

Mortality and Expense Risk Charge *

Administration Charge *

Contract Maintenance Fee *

SURRENDERS *

Surrenders *

Surrender Value *

Contingent Deferred Sales Charge *

Free Withdrawal Privilege *

Deferral of Payment *

OWNERSHIP PROVISIONS *

Ownership of Separate Account *

Owner *

Joint Ownership *

Assignment *

Transfer of Ownership *

Successor Owner *

Community Property *

ANNUITANT PROVISIONS *

Annuitant *

Death of Annuitant (Other than Owner) *

Change of Annuitant *

BENEFICIARY PROVISIONS *

Beneficiary *

Change of Beneficiary *

BENEFIT ON ANNUITY COMMENCEMENT DATE *

Annuity Commencement Date *

Annuity Benefit Payments *

Form of Annuity Benefit *

BENEFIT ON DEATH OF OWNER *

Death Benefit *

Death Benefit Amount *

Step Up in Account Value for Successor Owner *

Transfers After Death *

Death Benefit Commencement Date *

Form of Death Benefit *

CONTRACT DISTRIBUTION RULES *

Rules Before Annuity Commencement Date *

Rules On or After Annuity Commencement Date *

Rules On or After Death Benefit Commencement Date *

SETTLEMENT OPTIONS *

Conditions *

Benefit Payments *

Fixed Dollar Benefit *

Variable Dollar Benefit *

Limitation on Election of Settlement Option *

Settlement Option Computations *

Available Settlement Options *

Settlement Option Tables *

DEFINITIONS

Account(s): The Subaccount options and/or the Fixed Account options.

Account Value: The aggregate value of your interest in the Subaccount options and the Fixed Account options. This value is as of the end of any Valuation Period.

Accumulated Earnings: The amount by which your Account Value exceeds Purchase Payments received by us which have not been returned to you.

Accumulation Period: The period prior to the applicable Commencement Date.

Accumulation Unit: A unit of measure used to calculate the value(s) of the Subaccount(s) prior to the applicable Commencement Date.

Administrative Office: The home office of the Company or any other place of business we may designate for administration.

Age: Age as of most recent birthday.

Annuitant: A natural person you name. This person's life is used to determine the duration of any annuity payments based on life contingencies.

Annuity Benefit: Payment(s) under a settlement option. These payments begin on or after the Annuity Commencement Date.

Annuity Commencement Date: The first day of the first Payment Interval for which an Annuity Benefit payment is to be made.

Beneficiary: A person you name who is entitled to the Death Benefit under the Contract upon the death of an Owner. If there is a surviving joint owner, that person is deemed the Beneficiary.

Benefit Payment: The Annuity Benefit or Death Benefit payable under a settlement option. Variable Dollar Benefit payments may vary in amount. Fixed Dollar Benefit payments generally remain constant. They may vary under certain joint and survivor settlement options.

Benefit Payment Period: The period during which Benefit Payments are to be made under this Contract. This period starts with the Commencement Date.

Benefit Unit: A unit of measure used to determine the dollar value of any Variable Dollar Benefit payments after the first Benefit Payment is made by us.

Code: The Internal Revenue Code of 1986, as amended. This includes the rules and regulations thereunder.

Commencement Date: The Annuity Commencement Date if an Annuity Benefit is payable under this Contract; or the Death Benefit Commencement Date if a Death Benefit is payable under this Contract.

Contract Anniversary: The same date each year as your Contract Effective Date.

Contract Effective Date: The date shown on the Contract Specifications page. This is the date as of which we have received your initial Purchase Payment and all required paperwork in good order.

Contract Year: Any period of twelve (12) months that starts on the Contract Effective Date or a Contract Anniversary.

Death Benefit: The benefit described in the BENEFIT ON DEATH OF OWNER section of this Contract.

Death Benefit Commencement Date: The first day of the first Payment Interval for which a Death Benefit payment is to be made under a settlement option; or, the date a Death Benefit is to be paid in a lump sum. If no instructions as to the form of Death Benefit are received within one (1) year of the date of death, the Death Benefit Commencement Date will be one (1) year after the date of death.

Death Benefit Valuation Date: The date that Due Proof of Death has been received by us and the earlier to occur of:

    our receipt of a Written Request with instructions as to the form of Death Benefit; or

    the Death Benefit Commencement Date.

Due Proof of Death: We will accept the following as due proof of death:

    a certified copy of a death certificate; or

    a certified copy of a decree of a court of competent jurisdiction as to the finding of death.

We will also accept other proof if it is satisfactory to us.

Fixed Account Value: The value of your interest in all Fixed Account options as of the end of any Valuation Period.

Fund: A management investment company or a portfolio thereof, which is registered under the Investment Company Act of 1940, as amended. Each of the Subaccounts of the Separate Account invests in a Fund.

Net Asset Value: The amount computed by an investment company, no less frequently than each Valuation Period. This is the price at which its shares or units, as the case may be, may be redeemed in accordance with the rules of the Securities and Exchange Commission.

Owner: The person(s) identified as such on the Contract Specifications page. This person has all rights under the Contract.

Payment Interval: A monthly, quarterly, annual or other regular interval, as the case may be, during the Benefit Payment Period.

Person Controlling Payments: With respect to Annuity Benefit payments:

  the Owner, if the Owner has the right to change the payee; or

  in all other cases, the payee.

With respect to Death Benefit payments:

  the Beneficiary; or

  if the Beneficiary is deceased, the payee.

Purchase Payment: An amount paid to us in consideration for this Contract. This amount is after the deduction of any fee charged by the person remitting payments for you. It is also after the deduction of premium taxes; and/or any other taxes that may apply.

Separate Account: An account, which may be registered as a unit investment trust under the Investment Company Act of 1940, as amended. The Separate Account is established and maintained by the Company pursuant to the laws of the State of Ohio.

Subaccount: A subdivision of the Separate Account; each of the Subaccounts of the Separate Account invests in the shares of a designated Fund.

Valuation Date: Each day that the New York Stock Exchange is open for business.

Valuation Period: The period commencing at the close of regular trading on the New York Stock Exchange on any Valuation Date. This period ends at the close of trading on the following Valuation Date.

Variable Account Value: The value of your interest in all Subaccounts as of the end of any Valuation Period.

Written Request: Information provided, or a request made, that is complete and satisfactory to us. It must be sent to and received by us at our Administrative Office on our form or in a manner satisfactory to us. Such a request may, at our discretion, be telephonic or electronic. A Written Request is subject to any payment we make before we acknowledge it. It is also subject to any action we take before we acknowledge it. The Company will deem a Written Request to be a standing order. It may be modified or revoked only by a later Written Request. Revocation of a Written Request may only be made when permitted by the terms of this Contract. You may be required to return this Contract to us in connection with a Written Request.

GENERAL PROVISIONS

Entire Contract

We have issued this Contract to the Owner identified on the Contract Specifications page. It is an individual flexible premium deferred variable annuity contract. It is restricted as required to obtain favorable tax treatment under the Code. This Contract and any riders or endorsements to it form the entire Contract between you and us.

Only statements made by you in consideration for this Contract will be used to void your interest under this Contract, or to defend a claim based on it. Such statements are representations. They are not warranties.

Changes - Waivers

No changes or waivers of the terms of this Contract are valid unless made in writing and signed by our President, Vice President, or Secretary. No other person or agent has authority to change or waive any provision of this Contract. We reserve the right both to administer and to change the terms of this Contract to conform to any pertinent laws and governmental regulations or rulings.

In addition, the Company reserves these additional rights. We may add or delete Fixed Account options. We also may add or delete Subaccounts, or we may substitute shares of a different Fund or class or series of a Fund for shares held in a Subaccount. We may merge or combine Subaccounts, or we may merge or combine the Separate Account with any other separate account of the Company. We may transfer the assets of the Separate Account to another life insurance company by means of a merger or reinsurance. We may convert the Separate Account into a managed separate account, or we may de-register the Separate Account under the Investment Company Act of 1940, as amended. Any such changes will be made in accordance with applicable insurance and securities laws. We will obtain any necessary approvals to make any such changes, including those of the Ohio Department of Insurance and the Securities and Exchange Commission.

Nonparticipating

This Contract does not pay dividends. It does not share in the Company's divisible surplus.

Misstatement

If the age or gender of a person is misstated, payments shall be adjusted to the amount which would have been payable based on the correct age or gender. If payments based on the correct age or gender would have been higher, we will pay the underpaid amount promptly in one sum with interest. If payments based on the correct age or gender would have been lower, we may deduct the overpaid amount, with interest, from any succeeding payment. We may also pursue other remedies at law or in equity.

Required Reports

At least once each Contract Year, we will provide you with a report of your current values. We will also provide any other information required by law. We will do this until the first to occur of the following:

    the date this Contract is fully surrendered;

    the Annuity Commencement Date; or

    the Death Benefit Commencement Date.

The reported values will be based on the information in our possession at the time we prepare the report. We may adjust these values at a later date if that information proves to be incorrect or has changed. The report will be mailed to your last known address. If and as permitted by law, we may deliver these and any other required documents in an electronic form.

Exclusive Benefit

This Contract is for the exclusive benefit of you and your Beneficiaries. Your interest under this Contract is nonforfeitable by us.

State Law

All factors, values, benefits and reserves under this Contract will not be less than those required by the law of the state in which this Contract is delivered.

Claims of Creditors

To the extent allowed by law, your Contract and all values and benefits under it are not subject to the claims of creditors or to legal process.

Company Liability

We will not be liable for any loss that is related to a failure by you or by any person having rights or benefits arising out of or related to this Contract, to comply with pertinent laws, governmental regulations or rulings.

Voting Rights

To the extent required by law, we will vote all shares of the Funds held in the Separate Account. We will vote these shares at regular and special shareholder meetings of the Funds. We will vote the shares attributable to this Contract based on instructions from you. If applicable, we will take these instructions from the Person Controlling Payments. If there is a change in the law that permits us to vote the shares of the Funds without such instructions, then we reserve the right to do so.

Incontestability

This Contract shall not be contestable by us.

Discharge of Liability

Upon payment of any partial or full surrender, or any Benefit Payment, we shall be discharged from all liability to the extent of each such payment.

Transfer by the Company

We reserve the right to transfer our obligations under this Contract to another qualified life insurance company under an assumption reinsurance arrangement. We may make such transfer without your consent.

PURCHASE PAYMENTS

Purchase Payments

One or more Purchase Payments may be paid to us at any time before the Annuity Commencement Date, so long as:

    you are still living; and

    this Contract has not been fully surrendered.

The initial Purchase Payment must be paid to us on or before the Contract Effective Date. Each Purchase Payment must be paid to us at our Administrative Office. Each Purchase Payment is subject to any minimums or maximums that we set from time to time. Upon request, we will provide you with a receipt as proof of payment.

Allocation of Purchase Payments

We will allocate Purchase Payments to the Fixed Account options and/or to the Subaccounts. We will make this allocation according to the instructions we receive by Written Request. Allocations must be made in whole percentages. The minimum amount allocated to any Subaccount or the Fixed Accumulation Account must be at least $10. The minimum Purchase Payment amount that can be allocated to any other Fixed Account option is $2,000.

During the "Right to Cancel" period specified on the first page of this Contract, we reserve the right to allocate all Purchase Payments to either the Fixed Accumulation Account or a Money Market Subaccount. If we exercise this right, we will reallocate the Account Value as of the end of the "Right to Cancel" period. Amounts will be reallocated to the Fixed Account options and/or to the Subaccounts at that time in the percentages that you have instructed.

No Termination

We will not terminate this Contract due to failure to make additional Purchase Payments. As explained on the Contract Specifications page, we may terminate this Contract if its value is below a stated minimum.

FIXED ACCOUNT

Fixed Account

The Fixed Account is part of the Company's general account. The values of the Fixed Account are not dependent upon the investment performance of the Subaccounts.

Fixed Account Options

All of the Fixed Account options that are available as of the Contract Effective Date are listed on the Contract Specifications page. We may, but do not have to, offer different Fixed Account options at any time.

Interest Credited

The guaranteed rate of interest for the Fixed Account options is equal to an effective annual rate of three percent (3%) per year. We may, at any time, pay a higher current interest rate for any of the Fixed Account options. Such higher rate would be as declared by our Board of Directors from time to time.

The initial interest rate credited to each Purchase Payment allocated to the Fixed Accumulation Account Option will not be changed for at least twelve (12) months after the receipt of that Purchase Payment. Thereafter, the interest rate credited under that option will not be changed more frequently than once per calendar quarter. In the case of transfers from any other Fixed Account options or from any of the Subaccounts to the Fixed Accumulation Account Option, the interest rate will not be changed more frequently than once per calendar quarter.

The interest rate credited to amounts allocated to any of the other Fixed Account options will not be changed during the applicable guarantee period.

Renewal

The following Renewal provisions apply to all of the Fixed Account options with guarantee periods. They do not apply to the Fixed Accumulation Account Option.

At the end of a guarantee period, and for the immediately preceding thirty (30) days, you may elect a new option to replace the expiring Fixed Account option. You may reallocate all of the amount maturing to any available option, including any of the Subaccount options; however, you may not select a Fixed Account option with a guarantee period that would extend past the Annuity Commencement Date. Therefore, if a renewal occurs within one (1) year of such date, the only option you may choose is the Fixed Accumulation Account Option.

If you do not elect a new Fixed Account or Subaccount option, you will be deemed to have selected the same Fixed Account option as is expiring. If, however, the guarantee period of such option extends beyond the Annuity Commencement Date, you will be deemed to have selected the Fixed Account option with the longest available guarantee period that expires prior to that date. Failing that, you will be deemed to have elected the Fixed Accumulation Account Option.

Any allocation under this Renewal provision will be effective on the day after expiration of the guarantee period that is then ending.

Fixed Account Value

The Fixed Account Value for this Contract at any time is equal to:

    the Purchase Payment(s) allocated to the Fixed Account; plus amounts transferred to the Fixed Account; plus

    interest credited to the Fixed Account.

The Fixed Account Value is net of any charges, withdrawals, surrenders, deductions, and amounts transferred from the Fixed Account. The Fixed Account Value is also net of any other adjustments that are made as described in this Contract.

SEPARATE ACCOUNT

General Description

The variable benefits under this Contract are provided through the Separate Account. The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust. This registration is under the Investment Company Act of 1940, as amended.

The income, if any, and any gains or losses, realized or unrealized, on the Separate Account will be credited to or charged against the amounts allocated to such account. This credit or charge will be made without regard to other income, gains, or losses of the Company. The amounts allocated to the Separate Account and the earnings on those amounts remain the property of the Company. An amount of assets of the Separate Account equal to the reserves and any other contractual liabilities under all of the contracts issued through the Separate Account are not chargeable with any other liabilities. The Company is not a trustee nor does it hold itself out to be a trustee with respect to such amounts.

We have the right to transfer certain assets of the Separate Account to our general account. We may transfer any assets that are in excess of the required reserves and other contractual liabilities under all of the contracts issued through the Separate Account. We may make these transfers in our sole discretion at any time and without prior notice.

Subaccounts of the Separate Account

The Separate Account is divided into Subaccounts. All of the Subaccounts that are available as of the Contract Effective Date are listed on the Contract Specifications page. Each of the Subaccounts invests exclusively in shares of an underlying Fund. These Funds are as shown on the Contract Specifications page. Any amounts of income on the shares of a Fund will be reinvested in additional shares of that Fund at its Net Asset Value. Any gains on the shares of a Fund also will be reinvested.

Valuation of Assets

Shares of Funds held by each Subaccount will be valued at the end of each Valuation Period, at their Net Asset Value, as reported by each such Fund.

Variable Account Value

Purchase Payment(s) may be allocated among any of the Subaccounts. Account Values also may be transferred to any of the Subaccounts. Any of the Purchase Payment(s) allocated to any of the Subaccounts is converted into Accumulation Units. Any of the amounts transferred to any of the Subaccounts is converted in the same way. The number of Accumulation Units to be credited is determined as follows: the dollar amount directed to each Subaccount is divided by the value of the Accumulation Unit for that Subaccount. This is done as of the end of the Valuation Period during which the Purchase Payment(s) or any transferred amount is received.

The following events will result in the cancellation of an appropriate number of Accumulation Units of a Subaccount:

    transfer from a Subaccount;

    full or partial surrender of the Variable Account Value;

    payment of a Death Benefit;

    application of the Variable Account Value to a settlement option;

    deduction of the Contract Maintenance Fee; or

    deduction of any Transfer Fee.

Accumulation Units will be canceled as of the end of the Valuation Period during which we receive a Written Request that gives rise to such a cancellation. Units will be canceled as of an applicable Commencement Date. Units also will be canceled as of the end of the Valuation Period on which a Contract Maintenance Fee or a Transfer Fee is due, as the case may be.

The Variable Account Value for this Contract for any Valuation Period is determined as follows: the number of Accumulation Units attributable to this Contract for each of the Subaccounts is multiplied by the Accumulation Unit Value for that Subaccount as of the end of that Valuation Period. The sum of the values of each of the Subaccounts is the Variable Account Value.

Accumulation Unit Value

The initial Accumulation Unit Value for the Money Market Subaccount was set at $1.00. The initial Accumulation Unit Value for all of the other Subaccounts was set at $10.00. The Accumulation Unit Value as of the end of each Valuation Period after that is the Accumulation Unit Value as of the end of the prior Valuation Period, multiplied by the Net Investment Factor. The Net Investment Factor is described below. The Accumulation Unit Values will vary. This results from the varying investment experience of the Funds.

The Net Investment Factor is a factor applied to measure the investment performance of a Subaccount. This measurement is from one Valuation Period to the next. Each Subaccount has a Net Investment Factor for each Valuation Period. The Net Investment Factor may be greater than one, or it may be less than one. This means that the Accumulation Unit Value for each Subaccount may increase or it may decrease. The Net Investment Factor for any Subaccount for any Valuation Period is determined as follows. Divide (1) by (2) and then subtract (3) from the result, where:

  is equal to: a) the Net Asset Value per share of the Fund held in the Subaccount, as determined as of the end of the applicable Valuation Period; plus b) the per share amount of any dividend or any net capital gain distributions that are made by that Fund, if the "ex-dividend" date occurs during the applicable Valuation Period; plus or minus c) a per share charge or a per share credit for any taxes reserved for, which we determine to have resulted from the investment operations of the Subaccount;

  is the Net Asset Value per share of the Fund that is held in the Subaccount, as determined as of the end of the immediately preceding Valuation Period; and

  is the factor representing the portion of the Mortality and Expense Risk Charge and the portion of the Administration Charge to be deducted from the Subaccount for the number of days in the applicable Valuation Period.

TRANSFERS

Prior to the applicable Commencement Date, you may transfer amounts in your Contract. You may transfer amounts from any Subaccount to one or more other Subaccounts. You may also transfer amounts from any Subaccount to one or more of the Fixed Account options.

After the first Contract Anniversary, you may transfer amounts from any Fixed Account option to any other Fixed Account option. You may also transfer amounts from any Fixed Account option to one or more of the Subaccounts. If you are making a transfer from a Fixed Account option under the Renewal provision of this Contract, then the entire amount of that Fixed Account option may be transferred. In any other case, transfers from a Fixed Account option are subject to a cumulative limit. During each Contract Year, this limit is twenty percent (20%) of the Fixed Account option's value as of the most recent Contract Anniversary.

Amounts transferred from Fixed Account options to the Subaccounts may not be transferred back to the Fixed Account options for a period of six (6) months from the date of transfer.

The minimum transfer amount that can be allocated to any Fixed Account option other than the Fixed Accumulation Account is $2,000.

The number of transfers you may make each year without a Transfer Fee is shown on the Contract Specifications page. The amount of the Transfer Fee we may charge for each transfer in excess of that number is also shown on the Contract Specifications page.

We reserve the right to terminate, suspend or modify the transfer privileges described above. We may do this without prior notice. We would do this if we believe that transfers would have a detrimental effect on, or would be to the disadvantage of, other Contract owners. Our actions may include, but are not limited to, restricting transfers by a market timing firm. We may also restrict transfers by any other third party authorized to make transfers for more than one Contract owner. A pattern of transfers that coincides with a market timing strategy may have a detrimental effect on the Accumulation Unit Values or to the Fund's Net Asset Values. For this reason, Funds may refuse to execute such transfer requests. This means that the Company may not be able to execute some transfers in such situations.

FEES AND CHARGES

Mortality and Expense Risk Charge

The Mortality and Expense Risk Charge is as shown on the Contract Specifications page. It is deducted daily from each of the Subaccounts. This deduction is made to compensate the Company for assuming the mortality and expense risks under this Contract.

Administration Charge

The Administration Charge is as shown on the Contract Specifications page. It is deducted daily from each of the Subaccounts. This deduction is made to reimburse the Company for certain expenses. These are the expenses that are incurred in the administration of this Contract and the Separate Account.

Contract Maintenance Fee

The Contract Maintenance Fee ("Fee") is as shown on the Contract Specifications page. Prior to the applicable Commencement Date, it is deducted as of the Valuation Period after each Contract Anniversary. The full annual Fee also will be deducted at the time of a full surrender. The Fee will be deducted pro rata from each Subaccount or Fixed Account option in which the Contract has an interest at that time.

After the applicable Commencement Date, the Fee will be deducted pro rata from each Benefit Payment that is made. This deduction will result in a reduction in the amount of such payment.

The Company, in its sole discretion, may waive the Fee in whole or in part.

SURRENDERS

Surrenders

At any time prior to the Annuity Commencement Date, you may surrender this Contract in full for the Surrender Value. You also may take partial surrenders of a lesser amount. Any full or partial surrender must be made by Written Request. The amount of any partial surrender must be at least $500. A partial surrender cannot reduce your Surrender Value to an amount that is less than $500. Surrenders will be deemed to be withdrawn first from the portion of the Account Value that represents your Purchase Payments and the balance taken from the portion of the Account Value that represents Accumulated Earnings. For purposes of this Contract, Purchase Payments are deemed to be withdrawn on a "first-in, first out" (FIFO) basis. This means that the oldest Purchase Payments will be withdrawn first.

The amount available for surrender will be the Surrender Value as of the end of the Valuation Period in which we receive the Written Request.

Surrender Value

The Surrender Value at any time is an amount equal to:

    the Account Value as of the end of the applicable Valuation Period; less any applicable Contingent Deferred Sales Charge; less

    any outstanding loans; less

    any applicable premium tax or other taxes not previously deducted.

On any full surrender, a full Contract Maintenance Fee will also be deducted from the Account Value.

Contingent Deferred Sales Charge

A full or partial surrender may be subject to a Contingent Deferred Sales Charge. This charge is as set forth on the Contract Specifications page. The Contingent Deferred Sales Charge is applied to, and is calculated separately for, each Purchase Payment.

No Contingent Deferred Sales Charge applies to earnings. Surrenders will result in the cancellation of Accumulation Units from each of the applicable Subaccounts and/or a reduction of your Fixed Account Value. In the case of a full surrender, this Contract will be terminated. The Company, in its sole discretion, may waive the Contingent Deferred Sales Charge in whole or in part.

Free Withdrawal Privilege

You do not pay a Contingent Deferred Sales Charge on any Purchase Payments that have been invested for more than seven (7) years. Such Purchase Payments will be withdrawn first. In addition, we will waive the Contingent Deferred Sales Charge on partial surrenders of a percentage of Purchase Payments not already withdrawn that would otherwise still be subject to a Contingent Deferred Sales Charge. This percentage (the Free Withdrawal Privilege) is set forth on the Contract Specifications page, and will be withdrawn next and taken from Purchase Payments in the order in which we received them, starting with the oldest first. The waiver is on an annual basis. It is not cumulative.

No Free Withdrawal Privilege is available on a full surrender of your Contract. In addition, we reserve the right to make a reduction in the Surrender Value by the amount of any Contingent Deferred Sales Charge we have waived on any partial surrender(s) you have taken within the six (6) months preceding the request for a full surrender.

Deferral of Payment

The Company has the right to suspend or delay the date of payment of a partial or full surrender of the Variable Account Value at certain times. We may do this for any period:

    when the New York Stock Exchange is closed, or when trading on the New York Stock Exchange is restricted; or

    when an emergency exists (as determined by the Securities and Exchange Commission) as a result of which: a) the disposal of securities in the Separate Account is not reasonably practicable; or b) it is not reasonably practicable to determine fairly the value of the net assets in the Separate Account.

We may also do this at any time when the Securities and Exchange Commission so permits for the protection of security holders.

The Company further reserves the right to delay payment of a partial or full surrender of the Fixed Account Value. We may delay such payment for up to six (6) months after we receive your Written Request.

OWNERSHIP PROVISIONS

Ownership of Separate Account

The Company has absolute ownership of the assets in the Separate Account. The Company is not a trustee nor does it hold itself out to be a trustee with respect to any amounts under the Separate Account.

Owner

The Owner of this Contract is the person or persons shown as Owner on the Contract Specifications page. You also may designate a person or persons as Owner under the Transfer of Ownership provision of this Contract.

Unless it is stated otherwise, the Owner may exercise all of the ownership rights under this Contract.

If you or the joint owner is a non-natural person, then the Age of the eldest Annuitant will be treated as the Age of such Owner for all purposes under this Contract.

Joint Ownership

Two owners may jointly own this Contract. Either joint owner may exercise transfers among any of the Subaccounts and any of the Fixed Account options. Either joint owner also may designate or change Purchase Payment allocations. All of the other rights of ownership must be exercised by joint action of both owners.

Assignment

You generally may assign all or any part of your rights under this Contract. However, you may not assign your rights to:

    designate or change a Beneficiary;

    designate or change an Annuitant;

    transfer ownership; and

    elect a settlement option.

The person to whom you make an assignment is called an assignee.

We are not responsible for the validity or tax consequences of any assignment. An assignment must be in writing and received at our Administrative Office. We will not be bound by an assignment until we acknowledge it. An assignment is subject to any payment we make or any action we take before we acknowledge it. An assignment may be ended only by the assignee or as provided by law.

The rights of an assignee, including the right to any distribution made under this Contract, come before the rights of any Owner, Annuitant, Beneficiary or any other payee.

Transfer of Ownership

You may transfer ownership at any time during your lifetime. A transfer must be made by Written Request. Unless otherwise elected or required by law, it will not cancel a designation of an Annuitant, Beneficiary, or any settlement option election previously made.

Successor Owner

Your spouse may succeed to the ownership of this Contract after your death. If you die and your spouse is the surviving joint owner or sole surviving Beneficiary under this Contract, he or she may become the Successor Owner of this Contract. Your spouse will become the Successor Owner if:

    you make that Written Request before your death; or

    after your death, your spouse makes that Written Request within one (1) year of your death and before the Death Benefit Commencement Date.

As Successor Owner, your spouse will then succeed to all rights of ownership under this Contract except the right to name another Successor Owner.

Community Property

If you live in a community property state and have a spouse at any time while you own this Contract, the laws of that state may change your ownership rights.

ANNUITANT PROVISIONS

Annuitant

The Annuitant is the person or persons designated on the Contract Specifications page, or under the Change of Annuitant provision of this Contract. An Annuitant designation may be joint. It may be contingent or both joint and contingent. Two or more Annuitants may be named jointly as the persons on whose lives any Annuity Benefit payments are to be based. A contingent Annuitant will be the person on whose life any Annuity Benefit payments are to be based only if there is no surviving primary Annuitant.

Death of Annuitant (Other than Owner)

If an Annuitant who is not an Owner dies before the Annuity Commencement Date, then:

    if there is one or more surviving joint Annuitant(s), such survivor or survivors will continue as the sole or joint Annuitant(s) under the Contract; or

    if there is no surviving joint Annuitant(s), any surviving contingent Annuitant(s) will become the sole or joint Annuitant(s) under the Contract; or

    if there is no surviving joint or contingent Annuitant(s), the Owner or joint owners will become the sole or joint Annuitant(s).

If you or any joint owner is a non-natural person, then the death of an Annuitant before the Annuity Commencement Date will be treated as the death of the Owner for all purposes under this Contract.

Change of Annuitant

You may change the Annuitant at any time before the Annuity Commencement Date. No change of Annuitant may be made, however, if you or any joint owner is a non-natural person.

Any change of Annuitant must be made by a Written Request. Unless otherwise elected or required by law, it will not cancel a designation of a Beneficiary or cancel any settlement option election previously made.

BENEFICIARY PROVISIONS

Beneficiary

If there is a joint owner who survives you, that joint owner is the Beneficiary regardless of any designation made by you. If there is no surviving joint owner, the Beneficiary is the person or persons you have named. You may also name or change a Beneficiary under the Change of Beneficiary provision of this Contract. If you have not designated a Beneficiary or if no Beneficiary survives you, then the Beneficiary will be your estate.

A Beneficiary who dies within thirty (30) days after your death will be deemed not to have survived you.

A beneficiary designation may be joint, contingent, or both joint and contingent. Unless you state otherwise, two or more joint Beneficiaries will be entitled to equal shares. A contingent Beneficiary will be entitled to a benefit only if there is no primary Beneficiary that survives you.

Change of Beneficiary

You generally may change your designation of a Beneficiary. Changes may be made at any time before the Annuity Commencement Date. You may not make a change if you have designated an irrevocable Beneficiary.

Any change of Beneficiary must be made by Written Request. Unless you elect otherwise or it is required by law, a change will not cancel a designation of an Annuitant. A change of Beneficiary will not cancel any settlement option election previously made.

BENEFIT ON ANNUITY COMMENCEMENT DATE

Annuity Commencement Date

The Annuity Commencement Date is as shown on the Contract Specifications page. You may change this date by a Written Request. Your request must be made at least thirty (30) days prior to the date that any Annuity Benefit payments are to begin. The Annuity Commencement Date generally may not be later than the Contract Anniversary following your 85th birthday or five (5) years after the Contract Effective Date, whichever is later. It may be later only if we agree otherwise.

Annuity Benefit Payments

Annuity Benefit payments will be made under the terms of this Contract. Such payments will begin on or after the Annuity Commencement Date as described above. An amount equal to the Account Value (after the deduction of any fees and charges, any loans, any applicable premium tax, or any other taxes not already deducted) will be used to provide for these payments.

Annuity Benefit payments will be made to the Annuitant as payee. You may elect by Written Request to have Annuity Benefit payments paid to you instead. Any Annuity Benefit amounts that are still payable on the death of the payee will be paid to the contingent payee designated by you by a Written Request. You may designate or change the payee or contingent payee after the Annuity Commencement Date if you are the payee. You may also make a designation or a change if you have reserved that right, by a Written Request, on or before the Annuity Commencement Date. If you have designated another person as payee or contingent payee, you may not make a change unless you reserved that right, by Written Request, at the time of the designation.

In any event, the Annuitant will be the person on whose life any Annuity Benefit payments are based. No change of payee or contingent payee at any time will change this.

If no payee or contingent payee designated by you is surviving at the time a payment is to be made, then any amounts remaining payable will be paid to the person or persons designated as contingent payee by Written Request by the last payee who received payments. Failing that, any such amounts will be paid to the estate of the last payee who received payments.

Form of Annuity Benefit

Annuity Benefit payments will be Fixed Dollar Benefit payments and Variable Dollar Benefit payments. These payments will be determined on a pro rata basis with respect to the value of each Fixed Account option or Subaccount in which the Contract has an interest. The value to be used will be as of the end of the Valuation Period just before the Annuity Commencement Date. Payments will be made monthly in accordance with the terms of Option B under the SETTLEMENT OPTIONS section of this Contract. Payments will be made for a fixed period of one hundred twenty (120) months.

You may elect instead to have Annuity Benefit payments made under any other available option as set forth in the SETTLEMENT OPTIONS section of this Contract. Any such election must be made by Written Request. The election must be made at least thirty (30) days prior to the date that the Annuity Benefit payments are scheduled to begin. Such election is subject to the CONTRACT DISTRIBUTION RULES section of this Contract. You may change your election of a settlement option by Written Request. The request must be made at least thirty (30) days prior to the date that any Annuity Benefit payments are scheduled to begin.

BENEFIT ON DEATH OF OWNER

Death Benefit

A Death Benefit will be paid under this Contract if:

    you or the joint owner, if any, dies before the Annuity Commencement Date and before this Contract is fully surrendered;

    the Death Benefit Valuation Date has occurred; and

    a spouse does not become the Successor Owner.

If a Death Benefit becomes payable:

    it will be in lieu of all other benefits under this Contract; and

    all other rights under this Contract will be terminated except for rights related to the Death Benefit.

Death Benefit payments shall be made to the Beneficiary as payee. After the death of the Owner, a Beneficiary which is a non-natural person may elect instead to have Death Benefit payments made to a payee to whom the Beneficiary is obligated to make corresponding payments of a death benefit. Any such election by a non-natural person must be by Written Request. The election may be made or changed at any time.

The Beneficiary will be the person on whose life any Death Benefit payments under a settlement option are based. If the Beneficiary is a non-natural person, any such payments under a life option must be based on the life of a natural person to whom the Beneficiary is obligated. The person must be designated by the Beneficiary by a Written Request. The request must be made before the Death Benefit Commencement Date.

Any Death Benefit amounts remaining payable on the death of the Beneficiary will be paid:

    to any contingent payee designated by you as part of any Death Benefit settlement option election made by you, or if none is surviving at the time payment is to be made; then to any contingent payee designated by the Beneficiary by Written Request, or if none is surviving at the time payment is to be made; then to the estate of the last payee who received payments.

If the Beneficiary is a non-natural person, any Death Benefit amounts that are still payable on the death of the payee will be paid to any contingent payee. A contingent payee may be designated by the Beneficiary by a Written Request. If none is still surviving at the time a payment is to be made, then any remaining amounts will be paid to the Beneficiary.

Only one Death Benefit will be paid under this Contract.

Death Benefit Amount

If you die before the Annuity Commencement Date, the Death Benefit is payable. It will also be payable if any joint owner dies before this date. The Death Benefit will be an amount equal to the greater of:

    the Account Value as of the Death Benefit Valuation Date; or

    the total of all your Purchase Payment(s), reduced proportionally for any partial surrenders; or

  the largest Account Value you had on any Contract Anniversary before the Death Benefit Valuation Date and prior to age 80. This value will also be reduced proportionally for any partial surrenders made after this value was reached.

The reduction for partial surrenders will be in the same proportion that the Account Value was reduced on the date of the partial surrender.

As of the Death Benefit Valuation Date, the amount of the Death Benefit will be allocated among the Subaccounts and Fixed Account options. This allocation will be made on a pro rata basis. It will be made in the same proportion as each Account's value is to the total Account Value as of the end of the Valuation Period just before the Death Benefit Valuation Date.

The Death Benefit amount as described above will be reduced by any applicable premium tax and any other taxes not previously deducted. Any loans that have not been repaid will also be deducted from this amount before it is paid.

Step Up in Account Value for Successor Owner

If your spouse becomes the Successor Owner of this Contract, the Account Value of the Contract will be increased to equal the amount of the Death Benefit which would have been payable if your spouse had not become the Successor Owner of the Contract. This increase will occur as of the date that would have been the Death Benefit Valuation Date. If the Account Value is increased under this provision, the Company will deposit the amount of the increase into the Fixed Accumulation Account Option.

If the Death Benefit which would have been payable is equal to the Account Value as of the date that would have been the Death Benefit Valuation Date, there will be no change in the Account Value of the Contract.

The election to become Successor Owner will be deemed to be instructions as to the form of death benefit. Therefore, the date that would have been the Death Benefit Valuation Date will be the later of the date we receive Due Proof of Death of the Owner, or the date we receive a Successor Owner election. This date may never be later than one (1) year after the date of death of the Owner.

If your spouse becomes the Successor Owner of this Contract, any Contingent Deferred Sales Charge which would have applied at that time on a surrender will be waived. Where any additional Purchase Payments are paid by the Successor Owner, however, Contingent Deferred Sales Charge will apply, as described in this Contract. These charges will apply only to the new Purchase Payments that are made by the Successor Owner.

Transfers After Death

Between the Death Benefit Valuation Date and the Death Benefit Commencement Date, the Beneficiary may transfer funds. The funds may be transferred among Subaccounts and Fixed Account options. These transactions will be subject to the terms of the TRANSFERS section of this Contract.

Death Benefit Commencement Date

The Beneficiary may designate the Death Benefit Commencement Date by Written Request. This request must be made within one (1) year of your death. If no designation is made, then the Death Benefit Commencement Date will be one (1) year after your death.

Form of Death Benefit

Payments under the Death Benefit provision of this Contract will be Fixed Dollar Benefit payments. Payments will be made monthly in accordance with the terms of Option A under the SETTLEMENT OPTIONS section of this Contract with a period certain of forty-eight (48) months.

You may elect instead to have any payments under the Death Benefit provision of this Contract made in one lump sum. Such payments also may be made under any available settlement option set forth in the SETTLEMENT OPTIONS section of this Contract. If you do not make such an election before your death, the Beneficiary may make that election after your death. The election must be made before the Death Benefit Commencement Date.

You may change your election of a settlement option at any time before your death.

A settlement option elected by a Beneficiary may be changed by the Beneficiary. The request for change must be made at least thirty (30) days prior to the date that Death Benefit payments are scheduled to begin.

Any election or change of election must be made by Written Request. Elections are subject to the CONTRACT DISTRIBUTION RULES section of this Contract.

CONTRACT DISTRIBUTION RULES

Rules Before Annuity Commencement Date

If you or the joint owner, if any, dies before the Annuity Commencement Date, the Death Benefit under the BENEFIT ON DEATH OF OWNER section of this Contract must be paid in full within five (5) years of such death. Alternatively, the Death Benefit may be paid over the life of the Beneficiary, or over a period certain not exceeding his or her life expectancy. Payments must be made at least annually starting within one (1) year of such death.

However, if your spouse becomes the Successor Owner of this Contract after your death, then this rule will not apply at the time of your death. If your spouse later dies before the Annuity Commencement Date, this rule will apply upon the death of your spouse. Your spouse will be treated as the Owner for purposes of this rule.

Rules On or After Annuity Commencement Date

If the Person Controlling Payments dies on or after the Annuity Commencement Date, any amounts still payable under this Contract will be paid. They must be paid at least as rapidly as they were at the time of such death.

Rules On or After Death Benefit Commencement Date

If the Beneficiary dies on or after the Death Benefit Commencement Date, any amounts still payable under this Contract will be paid. They must be paid at least as rapidly as payments were being made at the time of such death.

SETTLEMENT OPTIONS

Conditions

Benefit Payments are subject to any minimum amounts, Payment Intervals, and other terms or conditions that we may from time to time require. If we change our minimums, we may make changes in any current or future payment amounts and/or Payment Intervals to conform with the change. More than one settlement option may be elected. The requirements for each settlement option elected must be satisfied to elect more than one option. Once payment begins under an option that is contingent on the life of a specified person or persons, the settlement option may not be changed. Other settlement options may be commuted. Any such commutation will be done on a basis acceptable to you and us at the time of the commutation request.

Any settlement option must comply, at the time it is elected, with all applicable laws. It must also comply with any and all pertinent governmental regulations and rulings.

If more than one person is the payee under a settlement option, payments will be made to the payees jointly. No more than two persons may be initial payees under any joint and survivor settlement option.

If payment under a settlement option depends on whether a specified person is still alive, we may at any time require proof that such person is still living. We will require proof of the age and/or gender of any person on whose life Benefit Payments are based.

Benefit Payments

Benefit Payments may be calculated and paid:

    as a Fixed Dollar Benefit;

    as a Variable Dollar Benefit; or

    as a combination of both.

If only a Fixed Dollar Benefit is to be paid, we will transfer all of the Account Value to the Company's general account. We will make this transfer on the applicable Commencement Date, or on the Death Benefit Valuation Date, whichever applies. If only a Variable Dollar Benefit is elected, we will transfer all of the Account Value to the Subaccounts. We will make this transfer as of the end of the Valuation Period just before the applicable Commencement Date, or on the Death Benefit Valuation Date, whichever applies. We will allocate the amount transferred among the Subaccounts based on a Written Request. No transfers between the Fixed Dollar Benefit and the Variable Dollar Benefit will be allowed after the Commencement Date. However, after the Variable Dollar Benefit has been paid for at least twelve (12) months, the Person Controlling Payments may make transfers. All or part of the value of the Benefit Units upon which the Variable Dollar Benefit is based may be transferred from the Subaccount(s) then held to different Subaccount(s). Transfers of Benefit Units may not occur any more than once each twelve (12) months.

The amount to be applied under a Variable Dollar Benefit is the Variable Account Value as of the end of the Valuation Period just before the applicable Commencement Date. The amount to be applied under a Fixed Dollar Benefit is the Fixed Account Value as of the applicable Commencement Date. If applicable, these values will be as of the Death Benefit Valuation Date.

Fixed Dollar Benefit

Any Fixed Dollar Benefit payments are determined as follows. We first deduct from the Fixed Account Value any fees and charges, loans, or applicable premium tax or other taxes not previously deducted. The remaining value is then expressed in thousands of dollars. This result is then multiplied by the amount of the monthly payment per $1,000 of value. This amount is as shown in the Settlement Option Table for the option that is elected. Finally, we deduct a pro rata portion of the Contract Maintenance Fee. Any Fixed Dollar Benefit payments will remain level for the duration of the Benefit Payment Period.

If at the time a Fixed Dollar Benefit is elected, we have available options or rates on a more favorable basis than those guaranteed, the higher benefits shall be applied. These benefits shall not change for as long as that election remains in force.

Variable Dollar Benefit

The first monthly Variable Dollar Benefit payment is determined as follows. We start with your Variable Account Value, as of the end of the Valuation Period just before the applicable Commencement Date. From that value we deduct any fees and charges, loans, or applicable premium tax or other taxes not previously deducted. The remaining value is then expressed in thousands of dollars. This result is then multiplied by the amount of the monthly payment per $1,000 of value. This amount is as shown in the Settlement Option Table for the option that is elected. Finally, we deduct a pro rata portion of the Contract Maintenance Fee.

The number of Benefit Units you hold in each Subaccount is determined as follows. We divide the dollar amount of the first monthly Variable Dollar Benefit payment from each Subaccount by the Benefit Unit Value for that Subaccount as of the applicable Commencement Date. The number of Benefit Units in each Subaccount will change only if you make any transfers among Subaccounts. Otherwise, the number of Benefit Units remains fixed during the Benefit Payment Period.

The amount of each of the subsequent Variable Dollar Benefit payments will reflect the investment performance of the Subaccount(s) selected. It may vary from month to month. The total amount of each of the subsequent Variable Dollar Benefit payments will be equal to the sum of the payments from each Subaccount. We will deduct a pro rata portion of the Contract Maintenance Fee from this amount.

The payment from each Subaccount is found by multiplying the number of Benefit Units held in each Subaccount by the Benefit Unit Value for that Subaccount. We do this as of the end of the fifth Valuation Period before the payment is due.

The initial Benefit Unit Value for each Subaccount will be set equal to the Accumulation Unit Value for that Subaccount at the end of the first Valuation Period in which a Variable Dollar Benefit is established by the Company. After that, the value of a Benefit Unit for a Subaccount is determined by multiplying the Benefit Unit Value as of the end of the prior Valuation Period by the Net Investment Factor for that Valuation Period. This factor is determined as set forth above in the Accumulation Unit Value provision. The product is then multiplied by the assumed daily investment factor (0.99994521), for the number of days in the Valuation Period. The factor is based on an assumed net investment rate. This rate is two percent (2%) per year, compounded annually. It is reflected in the Settlement Option Tables.

Limitation on Election of Settlement Option

Fixed periods shorter than five (5) years are generally not available. You may choose a fixed period of less than five (5) years only as a Death Benefit settlement option.

Settlement Option Computations

The 1983 Individual Annuity Mortality Table is the table we use to compute all of the guaranteed settlement option factors, all values, and all benefits under this Contract. These factors, values and benefits are all computed with interest. The rate of interest we use is two percent (2%) per year, compounded annually.

Available Settlement Options

The available settlement options are set out below.

Option A Income for a Fixed Period

We will make periodic payments for a fixed period. The first payment will be paid as of the first day of the initial Payment Interval. The maximum time over which payments will be made by us, or money will be held by us, is thirty (30) years. The Option A Table applies to this Option.

Option B Life Annuity with Payments for at Least a Fixed Period

We will make periodic payments for at least a fixed period. If the person on whose life Benefit Payments are based lives longer than the fixed period, then we will make payments until his or her death. The first payment will be paid as of the first day of the initial Payment Interval. The Option B Tables apply to this Option.

Option C Joint and One-half Survivor Annuity

We will make periodic payments until the death of the primary person on whose life Benefit Payments are based. After that death, we will make one-half (1/2) of the periodic payment until the death of the secondary person on whose life Benefit Payments are based. The first payment will be paid as of the first day of the initial Payment Interval. The Option C Tables apply to this Option.

Option D Income for a Fixed Period, Not to Exceed Life Expectancy

We will make periodic payments for a fixed period. This period may not exceed the life expectancy of the person on whose life Benefit Payments are based. We will determine life expectancy based on the life expectancy tables compiled by the Office of the Actuary of the Social Security Administration. If this option is selected, this Contract is irrevocable. It will have no value that can be assigned, surrendered, loaned, commuted or withdrawn. The first payment will be paid as of the last day of the initial payment interval.

Option E Any Other Form

We will make periodic payments in any other form of settlement option that is acceptable to us and you at the time of an election.

Settlement Option Tables

The Option Tables show the payments we will make at sample Payment Intervals for each $1,000 applied at the guaranteed interest rate. Amounts may vary with the Payment Interval. They may also vary with the gender and age of the person on whose life Benefit Payments are based.

OPTION A TABLE - INCOME FOR A FIXED PERIOD

Payments for fixed number of years for each $1,000 applied.

Term of		Semi-
Payments	Annual	Annual	Quarterly	Monthly
Years
1	$1,000.00	$502.48	$251.86	$84.09
2	504.95	253.73	127.18	42.46
3	339.96	170.82	85.62	28.59
4	257.47	129.37	64.85	21.65
5	208.00	104.51	52.39	17.49
6	175.03	87.95	44.08	14.72
7	151.48	76.12	38.15	12.74
8	133.83	67.25	33.71	11.25
9	120.11	60.35	30.25	10.10
10	109.14	54.84	27.49	9.18
11	100.17	50.34	25.23	8.42
12	92.71	46.58	23.35	7.80
13	86.39	43.41	21.76	7.26
14	80.98	40.69	20.40	6.81
15	76.30	38.34	19.22	6.42
16	72.21	36.28	18.19	6.07
17	68.60	34.47	17.28	5.77
18	65.39	32.86	16.47	5.50
19	62.53	31.42	15.75	5.26
20	59.96	30.13	15.10	5.04

The values stated for years 1-4 are available only as a Death Benefit option.

OPTION B TABLES - LIFE ANNUITY

With Payments For At Least A Fixed Period.

Male	Number of Months Certain
Age	0	60	120	180	240

55	$4.14	$4.13	$4.08	$3.99	$3.86

56	4.24	4.23	4.17	4.08	3.93
57	4.35	4.33	4.27	4.16	4.00
58	4.47	4.45	4.38	4.25	4.06
59	4.59	4.57	4.49	4.35	4.13
60	4.72	4.70	4.61	4.44	4.20

61	4.87	4.83	4.73	4.54	4.27
62	5.02	4.98	4.86	4.64	4.34
63	5.18	5.13	4.99	4.74	4.40
64	5.35	5.30	5.13	4.85	4.47
65	5.53	5.47	5.28	4.95	4.53

66	5.73	5.66	5.43	5.06	4.59
67	5.94	5.86	5.59	5.17	4.64
68	6.17	6.07	5.76	5.27	4.70
69	6.40	6.29	5.92	5.37	4.74
70	6.66	6.52	6.10	5.47	4.79

71	6.93	6.77	6.28	5.57	4.83
72	7.23	7.03	6.46	5.66	4.86
73	7.54	7.30	6.64	5.75	4.89
74	7.88	7.59	6.82	5.84	4.92

Female	Number of Months Certain
Age	0	60	120	180	240

55	$3.70	$3.70	$3.68	$3.64	$3.57

56	3.79	3.78	3.75	3.71	3.64
57	3.87	3.87	3.84	3.79	3.71
58	3.97	3.96	3.93	3.87	3.77
59	4.07	4.06	4.02	3.95	3.85
60	4.17	4.16	4.12	4.04	3.92

61	4.28	4.27	4.22	4.13	3.99
62	4.40	4.39	4.33	4.23	4.07
63	4.53	4.51	4.45	4.33	4.14
64	4.66	4.64	4.57	4.43	4.22
65	4.81	4.78	4.70	4.54	4.29

66	4.96	4.93	4.83	4.65	4.36
67	5.13	5.09	4.97	4.76	4.44
68	5.30	5.26	5.12	4.87	4.51
69	5.49	5.45	5.28	4.99	4.57
70	5.70	5.64	5.45	5.10	4.64

71	5.92	5.85	5.62	5.22	4.69
72	6.16	6.08	5.80	5.34	4.75
73	6.42	6.32	5.99	5.45	4.80
74	6.70	6.58	6.19	5.56	4.84

OPTION C TABLES - JOINT AND ONE-HALF SURVIVOR ANNUITY

Monthly payments for each $1,000 of proceeds by ages of persons named.*

Male	Female Secondary Age
Primary
Age	60	61	62	63	64	65	66	67	68	69	70
60	$4.16	$4.19	$4.22	$4.25	$4.28	$4.31	$4.34	$4.37	$4.39	$4.42	$4.44
61	4.23	4.26	4.30	4.33	4.37	4.40	4.43	4.46	4.49	4.52	4.55
62	4.31	4.34	4.38	4.42	4.45	4.49	4.52	4.56	4.59	4.62	4.65
63	4.38	4.43	4.47	4.51	4.55	4.58	4.62	4.66	4.69	4.73	4.76
64	4.46	4.51	4.55	4.60	4.64	4.68	4.72	4.76	4.80	4.84	4.88
65	4.55	4.59	4.64	4.69	4.73	4.78	4.82	4.87	4.91	4.95	5.00
66	4.63	4.68	4.73	4.78	4.83	4.88	4.93	4.98	5.03	5.07	5.12
67	4.71	4.77	4.82	4.88	4.93	4.98	5.04	5.09	5.14	5.19	5.24
68	4.80	4.86	4.92	4.97	5.03	5.09	5.15	5.20	5.26	5.32	5.37
69	4.89	4.95	5.01	5.07	5.13	5.20	5.26	5.32	5.38	5.44	5.50
70	4.98	5.04	5.11	5.17	5.24	5.30	5.37	5.44	5.51	5.57	5.64

Female	Male Secondary Age
Primary
Age	60	61	62	63	64	65	66	67	68	69	70
60	$3.93	$3.94	$3.96	$3.98	$3.99	$4.01	$4.02	$4.04	$4.05	$4.06	$4.07
61	4.00	4.03	4.04	4.06	4.08	4.10	4.11	4.13	4.14	4.15	4.17
62	4.09	4.11	4.13	4.15	4.17	4.19	4.21	4.22	4.24	4.25	4.27
63	4.17	4.19	4.22	4.24	4.26	4.28	4.30	4.32	4.34	4.36	4.37
64	4.26	4.28	4.31	4.34	4.36	4.38	4.41	4.43	4.45	4.47	4.48
65	4.35	4.38	4.40	4.43	4.46	4.49	4.51	4.54	4.56	4.58	4.60
66	4.44	4.47	4.50	4.53	4.56	4.59	4.62	4.65	4.67	4.70	4.72
67	4.53	4.57	4.60	4.64	4.67	4.70	4.74	4.77	4.79	4.82	4.85
68	4.63	4.67	4.71	4.75	4.78	4.82	4.85	4.89	4.92	4.95	4.98
69	4.73	4.77	4.82	4.86	4.90	4.94	4.98	5.02	5.05	5.09	5.12
70	4.83	4.88	4.93	4.97	5.02	5.06	5.11	5.15	5.19	5.23	5.26

*Payments after the death of the primary payee will be one-half (1/2) of the amount shown.

Upon request, we will provide information on the payments that we will make for other payment intervals and ages.

Individual Flexible Premium Deferred Variable Annuity Contract

Nonparticipating - No Dividends

Non-Tax Qualified